Exhibit 99

April 1, 2015 CONTACT: Steven S. Sintros, Senior Vice President & CFO	For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2015

Wilmington, MA (April 1, 2015) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2015 second quarter ended February 28, 2015. Revenues were $361.5 million, up 5.1% from $344.0 million in the year ago period. Net income was $25.4 million ($1.26 per diluted share), compared to $25.6 million ($1.27 per diluted share) reported a year ago. The current quarter’s results were limited by a $3.6 million charge to selling and administrative expenses related to an increase in the Company’s environmental contingency reserves. Excluding the effect of this item, net income would have been $27.7 million ($1.37 per diluted share), an increase of 7.8% from the prior year.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Our solid quarterly results reflect a continued focus on maximizing the output of our professional sales and service organizations. Although Core Laundry revenues have begun to be challenged by headcount reductions at many of our energy related customers, we will continue to focus on actions within our control such as providing superior service and value to our customer base.”

Revenues in the Core Laundry Operations were $332.1 million, up 6.0% from those reported in the prior year’s second quarter. Adjusting for the effects of acquisitions and a weaker Canadian dollar, revenues grew 6.1%. Excluding the environmental charge discussed above, this segment’s income from operations increased 12.9% compared to the second quarter of fiscal 2014, while the adjusted operating margin expanded to 13.4% from 12.6% a year ago. The margin improvement was due primarily to lower energy costs during the quarter.

The increase to the Company’s environmental contingency reserves was mainly due to additional costs the Company expects to incur associated with a planned municipal project that is near one of our environmental sites. To a lesser extent, the Company’s reserves also were increased due to the effect of lower interest rates on the discounting of its environmental liabilities.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $18.7 million, down 8.6% from $20.4 million in the second quarter of fiscal 2014. This decrease was primarily the result of reduced power reactor business in North America compared to a year ago as well as the impact of foreign currency. As a result of the revenue decline, this segment reported a loss from operations for the quarter of $0.4 million compared to income from operations of $0.3 million in the prior year quarter.

Current quarter profits were also limited by foreign exchange rate losses of $0.9 million compared to $0.2 million a year ago due to the weakening of the Canadian dollar and Euro against the US dollar.

UniFirst continues to maintain a solid balance sheet with no long term debt and increasing cash balances. Cash and cash equivalents at the end of the quarter totaled $231.5 million, up from $191.8 million at end of fiscal 2014.

Outlook

Mr. Croatti continued, “As a result of the weaker Canadian dollar as well as the negative impact that the low price of oil is having on portions of our customer base, we now believe that full year fiscal 2015 revenues will be at the lower end of our previously communicated range of $1.450 billion to $1.470 billion. We also believe that full year diluted EPS will be between $5.65 and $5.85 per share. This EPS range has been lowered from our previously communicated guidance primarily to reflect the impact of the environmental charge taken during the quarter.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with over 225 service locations, 260,000 customer locations, and approximately 12,000 employee Team Partners, the company outfits more than 1.5 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, including suits relating to the New England Compounding Center matter, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 30, 2014 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended February 28,	Thirteen weeks ended March 1,	Twenty-six weeks ended February 28,	Twenty-six weeks ended March 1,
(In thousands, except per share data)	2015 (2)	2014 (2)	2015 (2)	2014 (2)

Revenues	$361,462	$343,967	$731,823	$690,671

Operating expenses:
Cost of revenues (1)	223,874	215,560	443,227	423,697
Selling and administrative expenses (1)	77,245	69,853	149,627	135,482
Depreciation and amortization	18,792	17,830	36,829	35,128
Total operating expenses	319,911	303,243	629,683	594,307

Income from operations	41,551	40,724	102,140	96,364

Other (income) expense:
Interest expense	239	216	427	424
Interest income	(944)	(877)	(1,748)	(1,642)
Foreign exchange loss	880	161	1,251	2
Total other (income) expense	175	(500)	(70)	(1,216)

Income before income taxes	41,376	41,224	102,210	97,580
Provision for income taxes	15,930	15,577	39,351	37,471

Net income	$25,446	$25,647	$62,859	$60,109

Income per share – Basic
Common Stock	$1.33	$1.34	$3.29	$3.15
Class B Common Stock	$1.06	$1.08	$2.63	$2.52

Income per share – Diluted
Common Stock	$1.26	$1.27	$3.11	$2.98

Income allocated to – Basic
Common Stock	$20,182	$20,267	$49,834	$47,479
Class B Common Stock	$5,041	$5,041	$12,472	$11,836

Income allocated to – Diluted
Common Stock	$25,235	$25,326	$62,335	$59,357

Weighted average number of shares outstanding – Basic
Common Stock	15,185	15,077	15,156	15,053
Class B Common Stock	4,741	4,687	4,741	4,690

Weighted average number of shares outstanding – Diluted
Common Stock	20,065	19,924	20,028	19,897

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	February 28, 2015 (1)	August 30, 2014
Assets
Current assets:
Cash and cash equivalents	$231,461	$191,769
Receivables, net	159,102	152,523
Inventories	84,817	78,858
Rental merchandise in service	144,839	146,449
Prepaid and deferred income taxes	3,188	13,342
Prepaid expenses and other current assets	15,979	6,349

Total current assets	639,386	589,290

Property, plant and equipment:
Land, buildings and leasehold improvements	397,004	393,584
Machinery and equipment	529,849	512,842
Motor vehicles	171,049	166,573

	1,097,902	1,072,999
Less - accumulated depreciation	602,732	586,717
	495,170	486,282

Goodwill	310,909	303,648
Customer contracts and other intangible assets, net	41,449	41,477
Deferred income taxes	1,235	1,403
Other assets	2,418	2,061

	$1,490,567	$1,424,161

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$5,637	$7,704
Accounts payable	57,241	59,177
Accrued liabilities	107,847	100,818
Accrued and deferred income taxes	22,964	23,342

Total current liabilities	193,689	191,041

Long-term liabilities:
Long-term debt, net of current maturities	—	155
Accrued liabilities	56,899	50,235
Accrued and deferred income taxes	54,516	48,271

Total long-term liabilities	111,415	98,661

Shareholders' equity:
Common Stock	1,528	1,519
Class B Common Stock	486	486
Capital surplus	67,788	59,415
Retained earnings	1,136,996	1,075,572
Accumulated other comprehensive (loss) income	(21,335)	(2,533)

Total shareholders' equity	1,185,463	1,134,459

	$1,490,567	$1,424,161

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended February 28,	Thirteen weeks ended March 1,	Dollar	Percent
(In thousands, except percentages)	2015 (1)	2014 (1)	Change	Change

Core Laundry Operations	$332,068	$313,181	$18,887	6.0%
Specialty Garments	18,661	20,406	(1,745)	-8.6
First Aid	10,733	10,380	353	3.4
Consolidated total	$361,462	$343,967	$17,495	5.1%

	Twenty-six weeks ended February 28,	Twenty-six weeks ended March 1,	Dollar	Percent
(In thousands, except percentages)	2015 (1)	2014 (1)	Change	Change

Core Laundry Operations	$667,915	$625,187	$42,728	6.8%
Specialty Garments	41,137	44,849	(3,712)	-8.3
First Aid	22,771	20,635	2,136	10.4
Consolidated total	$731,823	$690,671	$41,152	6.0%

Income from Operations

	Thirteen weeks ended February 28,	Thirteen weeks ended March 1,	Dollar	Percent
(In thousands, except percentages)	2015 (1)	2014 (1)	Change	Change

Core Laundry Operations	$40,924	$39,443	$1,481	3.8%
Specialty Garments	(435)	312	(747)	-239.1
First Aid	1,062	969	93	9.5
Consolidated total	$41,551	$40,724	$827	2.0%

	Twenty-six weeks ended February 28,	Twenty-six weeks ended March 1,	Dollar	Percent
(In thousands, except percentages)	2015 (1)	2014 (1)	Change	Change

Core Laundry Operations	$97,797	$91,815	$5,982	6.5%
Specialty Garments	1,833	3,071	(1,238)	-40.3
First Aid	2,510	1,478	1,032	69.8
Consolidated total	$102,140	$96,364	$5,776	6.0%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)	Twenty-six weeks ended February 28, 2015 (1)	Twenty-six weeks ended March 1, 2014 (1)
Cash flows from operating activities:
Net income	$62,859	$60,109
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	32,495	30,465
Amortization of intangible assets	4,334	4,663
Amortization of deferred financing costs	104	104
Share-based compensation	3,369	3,388
Accretion on environmental contingencies	302	358
Accretion on asset retirement obligations	316	362
Deferred income taxes	7,040	(190)
Changes in assets and liabilities, net of acquisitions:
Receivables	(11,048)	(9,545)
Inventories	(6,578)	5,173
Rental merchandise in service	718	(4,960)
Prepaid expenses and other current assets	(7,187)	(1,504)
Accounts payable	(1,384)	4,340
Accrued liabilities	11,605	6,248
Prepaid and accrued income taxes	10,092	10,094
Net cash provided by operating activities	107,037	109,105

Cash flows from investing activities:
Acquisition of businesses	(15,086)	(681)
Capital expenditures	(45,542)	(44,087)
Other	(202)	401
Net cash used in investing activities	(60,830)	(44,367)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	4,937	4,927
Payments on loans payable and long-term debt	(6,887)	(107,620)
Proceeds from exercise of Common Stock options, including excess tax benefits	4,975	2,005
Payment of cash dividends	(1,433)	(1,428)
Net cash provided by (used in) financing activities	1,592	(102,116)

Effect of exchange rate changes on cash	(8,107)	(2,859)

Net increase (decrease) in cash and cash equivalents	39,692	(40,237)
Cash and cash equivalents at beginning of period	191,769	197,479

Cash and cash equivalents at end of period	$231,461	$157,242

(1) Unaudited